Exhibit 99.1
BANKUNITED, INC. REPORTS SECOND QUARTER 2023 RESULTS

Miami Lakes, Fla. — July 25, 2023 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2023.
"As volatility in the capital markets recedes and the economy remains resilient, we have returned our focus to executing on our long term strategy of building a relationship oriented bank." said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended June 30, 2023, the Company reported net income of $58.0 million, or $0.78 per diluted share, compared to $52.9 million, or $0.70 per diluted share for the immediately preceding quarter ended March 31, 2023 and $65.8 million, or $0.82 per diluted share, for the quarter ended June 30, 2022. For the six months ended June 30, 2023, the Company reported net income of $110.9 million or $1.48 per diluted share compared to $132.9 million or $1.60 per diluted share for the six months ended June 30, 2022.
Quarterly Highlights
•Total deposits grew by $116 million during the quarter ended June 30, 2023. Non-interest bearing deposits remained largely consistent as a percentage of deposits, representing 28.3% of total deposits at June 30, 2023 compared to 28.6% at March 31, 2023, declining by $62 million for the quarter.
•Our liquidity position remains strong, and improved over the course of the second quarter. At June 30, 2023, total same day available liquidity had increased to $14.7 billion from $9.4 billion at March 31, 2023. The available liquidity to uninsured, uncollateralized deposits ratio improved to 167% at June 30, 2023 from 95% at March 31, 2023 while the portion of our deposits that were insured or collateralized grew to 66% at June 30, 2023 from 62% at March 31, 2023.
•We made progress in reducing wholesale funding as outstanding FHLB advances were down $1.6 billion quarter-over-quarter.
•Net interest income and the net interest margin for the quarter ended June 30, 2023 were impacted by an increase in the cost of funds which more than offset the increased yield on interest-earning assets. A challenging deposit growth environment and a higher level of on-balance sheet liquidity for much of the quarter led to increased reliance on higher cost deposits and wholesale funding. The net interest margin, calculated on a tax-equivalent basis, was 2.47% for the quarter ended June 30, 2023, compared to 2.62% for the immediately preceding quarter ended March 31, 2023 and 2.63% for the quarter ended June 30, 2022. Net interest income decreased by $14.0 million, compared to the immediately preceding quarter ended March 31, 2023 and by $11.5 million compared to the quarter ended June 30, 2022.
•Consistent with industry trends, rising interest rates and tighter liquidity conditions contributed to an increase in the average cost of total deposits to 2.46% for the quarter ended June 30, 2023 from 2.05% for the immediately preceding quarter. This increase of 0.41% was smaller than the 0.63% increase in the cost of deposits for the quarter ended March 31, 2023. The yield on average interest earning assets increased to 5.30% for the quarter ended June 30, 2023 from 5.05% for the immediately preceding quarter.
•Total loans declined by $263 million quarter-over-quarter. Most of the decline was attributable to residential which was down by $184 million. Consistent with our strategy to re-position the composition of the balance sheet, cash flows from the residential portfolio were used to pay down wholesale funding.
•Credit remains favorable. The NPA ratio at June 30, 2023 was 0.34%, including 0.10% related to the guaranteed portion of non-performing SBA loans compared to 0.32%, including 0.10% related to the guaranteed portion of non-performing SBA loans at March 31, 2023. The annualized net charge-off ratio for the six months ended June 30, 2023 was 0.09%.

•Reflecting management's concentration risk management strategy, commercial real estate exposure is modest. Commercial real estate loans totaled 23% of loans at June 30, 2023, representing 169% of the Bank's total risk based capital. At June 30, 2023, the weighted average LTV of the CRE portfolio was 57.1% and the weighted average DSCR was 1.88. 60% of the portfolio was secured by collateral properties located in Florida and 25% was secured by properties in the New York tri-state area.
•For the quarter ended June 30, 2023, the provision for credit losses was $15.5 million compared to provisions of $19.8 million and $24.0 million for the quarters ended March 31, 2023 and June 30, 2022, respectively. The ratio of the ACL to total loans increased to 0.68%, at June 30, 2023 from 0.64% at March 31, 2023, reflecting the impact on modeling expected credit losses of a less favorable Moody's baseline economic forecast and heavier weighting of a downside scenario in calculating the ACL.
•We remain committed to keeping the duration of our securities portfolio short; the duration of the available for sale securities portfolio was 1.94 at June 30, 2023. Held to maturity securities were not significant.
•Our capital position is robust. CET1 was 11.2% at the holding company and 13.0% at the Bank at June 30, 2023. Pro-forma CET1 at the holding company and the Bank, including accumulated other comprehensive income, were 9.7% and 11.5%, respectively.
•Book value and tangible book value per common share improved to $33.94 and $32.90, respectively, at June 30, 2023, from $33.34 and $32.30, respectively at March 31, 2023.
Deposits and Funding
Total deposits grew by $116 million during the quarter ended June 30, 2023. Non-interest bearing demand deposits declined by $62 million, interest-bearing non-maturity deposits declined by $92 million and time deposits grew by $270 million. Account level deposit flows throughout the quarter generally appeared to be within the range of what we consider normal operating activity.
Consistent with the current interest rate environment and monetary policy stance, the cost of total deposits increased to 2.46% from 2.05% for the immediately preceding quarter, while the cost of interest bearing deposits increased to 3.39% for the quarter ended June 30, 2023 from 2.86% for the preceding quarter.
FHLB advances declined by $1.6 billion for the quarter, as we used cash flows generated by the residential and securities portfolios to reduce wholesale funding levels and allow for future re-deployment of capital into higher yielding assets.
Loans
A comparison of loan portfolio composition at the dates indicated follows (dollars in thousands):

	June 30, 2023		March 31, 2023		December 31, 2022
Residential	$8,605,838	34.9%	$8,789,744	35.3%	$8,900,714	35.7%
Non-owner occupied commercial real estate	5,302,523	21.5%	5,346,895	21.5%	5,405,597	21.7%
Construction and land	393,464	1.6%	324,805	1.3%	294,360	1.2%
Owner occupied commercial real estate	1,832,586	7.4%	1,863,333	7.5%	1,890,813	7.6%
Commercial and industrial	6,575,368	26.8%	6,617,716	26.5%	6,417,721	25.9%
Pinnacle - municipal finance	951,529	3.9%	919,584	3.7%	912,122	3.7%
Franchise finance	207,783	0.8%	239,205	1.0%	253,774	1.0%
Equipment finance	237,816	1.0%	266,715	1.1%	286,147	1.1%
Mortgage warehouse lending ("MWL")	523,083	2.1%	524,897	2.1%	524,740	2.1%
	$24,629,990	100.0%	$24,892,894	100.0%	$24,885,988	100.0%

For the quarter ended June 30, 2023, residential declined by $184 million, C&I and CRE declined by $49 million in total, franchise and equipment finance declined by $60 million in aggregate and municipal finance grew by $32 million.

Asset Quality and the Allowance for Credit Losses ("ACL")
Non-performing loans totaled $118.7 million or 0.48% of total loans at June 30, 2023, compared to $114.2 million or 0.46% of total loans at March 31, 2023. Non-performing loans included $35.9 million and $36.9 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.15% of total loans at both June 30, 2023 and March 31, 2023.
The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022
Special mention	$233,004	$101,781	$51,433
Substandard - accruing	525,643	596,054	605,965
Substandard - non-accruing	80,642	82,840	75,125
Doubtful	14,954	7,699	7,990
Total	$854,243	$788,374	$740,513
One $22 million loan that was moved to special mention during the quarter paid off shortly after quarter-end.
The following table presents the ACL and related ACL coverage ratios at the dates indicated and net charge-off rates for the periods ended June 30, 2023, March 31, 2023 and December 31, 2022 (dollars in thousands):

	ACL	ACL to Total Loans	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2022	$147,946	0.59%	140.88%	0.22%
March 31, 2023	$158,792	0.64%	139.01%	0.08%
June 30, 2023	$166,833	0.68%	140.52%	0.09%

(1)    Annualized for the three months ended March 31, 2023 and the six months ended June 30, 2023.
The ACL at June 30, 2023 represents management's estimate of lifetime expected credit losses given an assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended June 30, 2023, the provision for credit losses was $15.5 million, including $14.2 million related to funded loans. The more significant factors impacting the provision for credit losses and increase in the ACL for the quarter ended June 30, 2023 were a less favorable Moody's baseline economic forecast and heavier weighting of a downside scenario.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Beginning balance	$158,792	$147,946	$125,443	$147,946	$126,457
Impact of adoption of new accounting pronouncement (ASU 2022-02)	N/A	(1,794)	N/A	(1,794)	N/A
Balance after impact of adoption of new accounting pronouncement (ASU 2022-02)	158,792	146,152	125,443	146,152	126,457
Provision	14,195	17,595	23,207	31,790	30,653
Net charge-offs	(6,154)	(4,955)	(18,411)	(11,109)	(26,871)
Ending balance	$166,833	$158,792	$130,239	$166,833	$130,239
Net Interest Income
Net interest income for the quarter ended June 30, 2023 was $213.9 million, compared to $227.9 million for the immediately preceding quarter ended March 31, 2023 and $225.4 million for the quarter ended June 30, 2022. Interest income increased by $23.0 million for the quarter ended June 30, 2023 compared to the immediately preceding quarter while interest expense increased by $37.0 million.
The Company’s net interest margin, calculated on a tax-equivalent basis, decreased by 0.15% to 2.47% for the quarter ended June 30, 2023, from 2.62% for the immediately preceding quarter ended March 31, 2023. Overall, the net interest margin was negatively impacted by an increase in the cost of interest-bearing deposits and FHLB advances, more than offsetting the increased yield on interest earning assets. A decline in average non-interest bearing deposits and an increase in on-balance sheet liquidity contributed to an increase in higher-cost funding.
More detail about certain factors impacting the net interest margin for the quarter ended June 30, 2023 follows:
•The tax-equivalent yield on investment securities increased to 5.19% for the quarter ended June 30, 2023, from 4.95% for the quarter ended March 31, 2023. This increase resulted primarily from the reset of coupon rates on variable rate securities.
•The tax-equivalent yield on loans increased to 5.35% for the quarter ended June 30, 2023, from 5.10% for the quarter ended March 31, 2023. The resetting of variable rate loans to higher coupon rates and origination of new loans at higher rates contributed to the increase.
•The average cost on interest bearing deposits increased to 3.39% for the quarter ended June 30, 2023 from 2.86% for the quarter ended March 31, 2023, as a result of the rising interest rate environment, tightening liquidity conditions and the shift from non-interest bearing deposits to deposits priced at current, higher market rates.
•The average rate paid on FHLB advances increased to 4.59% for the quarter ended June 30, 2023, from 4.27% for the quarter ended March 31, 2023, primarily due to higher prevailing rates, partially offset by the impact of cash flow hedges.
Non-interest income and Non-interest expense
Non-interest income totaled $25.5 million for the quarter ended June 30, 2023, compared to $16.5 million for the quarter ended March 31, 2023 and $13.5 million for the quarter ended June 30, 2022. This increase over the comparable quarters was primarily attributable to losses on certain preferred equity investments of $13.3 million and $9.3 million during the quarters ended March 31, 2023 and June 30, 2022, respectively.
Non-interest expense totaled $145.2 million for the quarter ended June 30, 2023, compared to $152.8 million for the immediately preceding quarter ended March 31, 2023 and $127.4 million for the quarter ended June 30, 2022. The quarter over quarter decline in compensation and benefits reflected expected seasonal fluctuations in payroll taxes and benefits. The quarter over quarter decline in other non-interest expense was impacted by $4.4 million in certain operational losses recognized during the quarter ended March 31, 2023. Costs related to deposit rebate and commission programs increased by $7.2 million for the quarter ended June 30, 2023 compared to the second quarter of the prior year.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Tuesday, July 25, 2023 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, Chief Financial Officer, Leslie N. Lunak and Chief Operating Officer, Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register.vevent.com/register/BIe6f3323769d343d48b39c8774b18f417. For those unable to join the live event, an archived webcast will be available in the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.9 billion at June 30, 2023, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida that provides a full range of banking and related services to individual and corporate customers through banking centers located in the state of Florida, New York metropolitan area and Dallas, Texas, and a comprehensive suite of wholesale products to customers through an Atlanta office focused on the Southeast region. BankUnited also offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as adverse events impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS
Cash and due from banks:
Non-interest bearing	$18,355	$16,068
Interest bearing	282,814	556,579
Cash and cash equivalents	301,169	572,647
Investment securities (including securities reported at fair value of $9,133,937 and $9,745,327)	9,143,937	9,755,327
Non-marketable equity securities	317,759	294,172
Loans	24,629,990	24,885,988
Allowance for credit losses	(166,833)	(147,946)
Loans, net	24,463,157	24,738,042
Bank owned life insurance	318,935	308,212
Operating lease equipment, net	514,734	539,799
Goodwill	77,637	77,637
Other assets	734,151	740,876
Total assets	$35,871,479	$37,026,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$7,304,735	$8,037,848
Interest bearing	2,929,870	2,142,067
Savings and money market	10,084,276	13,061,341
Time	5,519,771	4,268,078
Total deposits	25,838,652	27,509,334
Federal funds purchased	—	190,000
FHLB advances	5,975,000	5,420,000
Notes and other borrowings	715,302	720,923
Other liabilities	816,215	750,474
Total liabilities	33,345,169	34,590,731

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 74,429,948 and 75,674,587 shares issued and outstanding	744	757
Paid-in capital	274,202	321,729
Retained earnings	2,623,926	2,551,400
Accumulated other comprehensive loss	(372,562)	(437,905)
Total stockholders' equity	2,526,310	2,435,981
Total liabilities and stockholders' equity	$35,871,479	$37,026,712

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest income:
Loans	$326,153	$308,795	$209,223	$634,948	$400,785
Investment securities	120,604	118,758	54,771	239,362	97,819
Other	16,664	12,863	2,979	29,527	4,333
Total interest income	463,421	440,416	266,973	903,837	502,937
Interest expense:
Deposits	156,868	133,630	20,501	290,498	32,363
Borrowings	92,675	78,912	21,056	171,587	36,516
Total interest expense	249,543	212,542	41,557	462,085	68,879
Net interest income before provision for credit losses	213,878	227,874	225,416	441,752	434,058
Provision for credit losses	15,517	19,788	23,996	35,305	31,826
Net interest income after provision for credit losses	198,361	208,086	201,420	406,447	402,232
Non-interest income:
Deposit service charges and fees	5,349	5,545	5,896	10,894	11,856
Gain (loss) on investment securities, net	993	(12,549)	(8,392)	(11,556)	(16,260)
Lease financing	12,519	13,109	13,363	25,628	26,778
Other non-interest income	6,626	10,430	2,583	17,056	5,377
Total non-interest income	25,487	16,535	13,450	42,022	27,751
Non-interest expense:
Employee compensation and benefits	67,414	71,051	62,461	138,465	129,549
Occupancy and equipment	11,043	10,802	11,399	21,845	22,911
Deposit insurance expense	7,597	7,907	3,993	15,504	7,396
Professional fees	3,518	2,918	3,256	6,436	5,518
Technology	20,437	21,726	17,898	42,163	34,902
Depreciation of operating lease equipment	11,232	11,521	12,585	22,753	25,195
Other non-interest expense	23,977	26,855	15,810	50,832	28,255
Total non-interest expense	145,218	152,780	127,402	297,998	253,726
Income before income taxes	78,630	71,841	87,468	150,471	176,257
Provision for income taxes	20,634	18,959	21,704	39,593	43,343
Net income	$57,996	$52,882	$65,764	$110,878	$132,914
Earnings per common share, basic	$0.78	$0.71	$0.82	$1.49	$1.61
Earnings per common share, diluted	$0.78	$0.70	$0.82	$1.48	$1.60

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,			Three Months Ended March 31,			Three Months Ended June 30,
	2023			2023			2022
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,680,919	$329,494	5.35%	$24,724,296	$312,125	5.10%	$23,709,190	$212,395	3.59%
Investment securities (3)	9,369,019	121,520	5.19%	9,672,514	119,666	4.95%	10,477,600	55,488	2.12%
Other interest earning assets	1,323,025	16,664	5.05%	1,039,563	12,863	5.02%	718,904	2,979	1.66%
Total interest earning assets	35,372,963	467,678	5.30%	35,436,373	444,654	5.05%	34,905,694	270,862	3.11%
Allowance for credit losses	(162,463)			(151,071)			(127,864)
Non-interest earning assets	1,744,693			1,793,000			1,669,689
Total assets	$36,955,193			$37,078,302			$36,447,519
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,772,839	$18,417	2.66%	$2,283,505	$10,545	1.87%	$2,576,257	$1,742	0.27%
Savings and money market deposits	10,285,494	88,892	3.47%	12,145,922	91,724	3.06%	13,052,566	15,213	0.47%
Time deposits	5,494,631	49,559	3.62%	4,526,480	31,361	2.81%	2,812,988	3,546	0.51%
Total interest bearing deposits	18,552,964	156,868	3.39%	18,955,907	133,630	2.86%	18,441,811	20,501	0.45%
Federal funds purchased	—	—	—%	143,580	1,611	4.49%	115,146	155	0.53%
FHLB advances	7,288,187	83,429	4.59%	6,465,000	68,039	4.27%	4,373,736	11,644	1.07%
Notes and other borrowings	719,368	9,246	5.14%	720,906	9,262	5.14%	721,284	9,257	5.13%
Total interest bearing liabilities	26,560,519	249,543	3.77%	26,285,393	212,542	3.28%	23,651,977	41,557	0.70%
Non-interest bearing demand deposits	7,067,053			7,458,221			9,419,025
Other non-interest bearing liabilities	798,279			821,419			654,162
Total liabilities	34,425,851			34,565,033			33,725,164
Stockholders' equity	2,529,342			2,513,269			2,722,355
Total liabilities and stockholders' equity	$36,955,193			$37,078,302			$36,447,519
Net interest income		$218,135			$232,112			$229,305
Interest rate spread			1.53%			1.77%			2.41%
Net interest margin			2.47%			2.62%			2.63%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2023			2022
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,702,487	$641,617	5.22%	$23,530,162	$406,946	3.47%
Investment securities (3)	9,519,928	241,187	5.07%	10,281,431	99,207	1.93%
Other interest earning assets	1,182,077	29,527	5.04%	696,894	4,333	1.25%
Total interest earning assets	35,404,492	912,331	5.18%	34,508,487	510,486	2.97%
Allowance for credit losses	(156,798)			(128,443)
Non-interest earning assets	1,768,714			1,672,070
Total assets	$37,016,408			$36,052,114
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,570,422	$29,291	2.30%	$2,825,830	$3,111	0.22%
Savings and money market deposits	11,169,671	180,287	3.25%	13,225,986	22,866	0.35%
Time deposits	5,013,230	80,920	3.26%	3,064,887	6,386	0.42%
Total interest bearing deposits	18,753,323	290,498	3.12%	19,116,703	32,363	0.34%
Federal funds purchased	71,393	1,611	4.51%	151,074	213	0.28%
FHLB advances	6,878,867	151,467	4.44%	3,317,182	17,790	1.08%
Notes and other borrowings	720,133	18,509	5.14%	721,344	18,513	5.13%
Total interest bearing liabilities	26,423,716	462,085	3.53%	23,306,303	68,879	0.59%
Non-interest bearing demand deposits	7,261,557			9,234,469
Other non-interest bearing liabilities	809,785			638,767
Total liabilities	34,495,058			33,179,539
Stockholders' equity	2,521,350			2,872,575
Total liabilities and stockholders' equity	$37,016,408			$36,052,114
Net interest income		$450,246			$441,607
Interest rate spread			1.65%			2.38%
Net interest margin			2.55%			2.57%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2023	2022	2023	2022
Basic earnings per common share:
Numerator:
Net income	$57,996	$65,764	$110,878	$132,914
Distributed and undistributed earnings allocated to participating securities	(881)	(999)	(1,679)	(1,927)
Income allocated to common stockholders for basic earnings per common share	$57,115	$64,765	$109,199	$130,987
Denominator:
Weighted average common shares outstanding	74,424,631	80,300,069	74,588,904	82,629,098
Less average unvested stock awards	(1,183,039)	(1,257,258)	(1,188,430)	(1,234,678)
Weighted average shares for basic earnings per common share	73,241,592	79,042,811	73,400,474	81,394,420
Basic earnings per common share	$0.78	$0.82	$1.49	$1.61
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$57,115	$64,765	$109,199	$130,987
Adjustment for earnings reallocated from participating securities	1	3	5	4
Income used in calculating diluted earnings per common share	$57,116	$64,768	$109,204	$130,991
Denominator:
Weighted average shares for basic earnings per common share	73,241,592	79,042,811	73,400,474	81,394,420
Dilutive effect of certain share-based awards	179,318	350,734	312,708	244,808
Weighted average shares for diluted earnings per common share	73,420,910	79,393,545	73,713,182	81,639,228
Diluted earnings per common share	$0.78	$0.82	$1.48	$1.60

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended			Six Months Ended June 30,
	June 30, 2023	March 31, 2023	June 30, 2022	2023	2022
Financial ratios (4)
Return on average assets	0.63%	0.58%	0.72%	0.60%	0.74%
Return on average stockholders’ equity	9.2%	8.5%	9.7%	8.9%	9.3%
Net interest margin (3)	2.47%	2.62%	2.63%	2.55%	2.57%
Loans to deposits	95.3%	96.8%	84.7%
Tangible book value per common share	$32.90	$32.30	$31.16

	June 30, 2023	December 31, 2022
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.48%	0.42%
Non-performing assets to total assets (2)(5)	0.34%	0.29%
Allowance for credit losses to total loans	0.68%	0.59%
Allowance for credit losses to non-performing loans (1)(5)	140.52%	140.88%
Net charge-offs to average loans (4)	0.09%	0.22%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three and six month periods as applicable.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $35.9 million or 0.15% of total loans and 0.10% of total assets at June 30, 2023 and $40.3 million or 0.16% of total loans and 0.11% of total assets at December 31, 2022.

	June 30, 2023		March 31, 2023		December 31, 2022		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	7.6%	8.8%	7.4%	8.6%	7.5%	8.4%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	11.2%	13.0%	10.8%	12.5%	11.0%	12.4%	6.5%
Total risk-based capital	13.0%	13.6%	12.6%	13.1%	12.7%	12.9%	10.0%
Tangible Common Equity/Tangible Assets	6.8%	N/A	6.5%	N/A	6.4%	N/A	N/A

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	June 30, 2023	March 31, 2023	June 30, 2022
Total stockholders’ equity	$2,526,310	$2,481,394	$2,506,017
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,448,673	$2,403,757	$2,428,380

Common shares issued and outstanding	74,429,948	74,423,365	77,944,216

Book value per common share	$33.94	$33.34	$32.15

Tangible book value per common share	$32.90	$32.30	$31.16